Exhibit 1.3

HANSON AUSTRALIA FUNDING LIMITED

Officers’ Certificate

Pursuant to Sections 1.2 and 2.4 of the Indenture

The undersigned, Leslie Cadzow, a Director of Hanson Australia Funding Limited (the “Company”), and Richard Varcoe, a Director of the Company, do hereby:

(a) certify, pursuant to Section 1.2 of the Indenture, dated as of March 18, 2003 (the “Indenture”), between the Company, Hanson PLC, as guarantor, and The Bank of New York, as trustee (the “Trustee”), that:

1.	he has read and understands the provisions of the Indenture and the definitions relating thereto,

2.	the statements made in this Officers’ Certificate are based upon an examination of the provisions of the Indenture and upon the relevant books and records of the Company,

3.	in his opinion, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not the covenants and conditions of the Indenture relating to the authentication of a series of the Company’s 5.25% Notes due 2013 (the “5.25% Notes”) have been complied with; and

4.	in his opinion, such covenants and conditions have been complied with; and

(b) establish, pursuant to Section 2.4 of the Indenture, the terms of a series of the 5.25% Notes, which are to be authenticated and delivered by the Trustee in accordance with the Indenture, as follows:

1.	The title of the Securities is the “5.25% Notes due 2013.”

2.	The aggregate principal amount of the 5.25% Notes that may be authenticated and delivered under this Indenture is US$600,000,000.

3.	The date on which the principal of the 5.25% Notes is payable is March 15, 2013.

4.	The 5.25% Notes shall bear interest at the rate of 5.25% per annum; interest on the 5.25% Notes shall initially accrue from March 18, 2003 and thereafter from the most recent interest payment date; interest on the 5.25% Notes shall be paid semi-annually on March 15 and September 15, commencing September 15, 2003; and the record dates for the interest payable on the 5.25% Notes shall be March 1 next preceding any interest payment made in the month of March and September 1 next preceding any interest payment made in the month of September, as the case may be.

5.	The Company shall have no option to redeem the 5.25% Notes in whole or in part except as provided in Sections 11.8 and 11.9 in the Indenture.

6.	There is no sinking fund or analogous provision and the holders of the 5.25% Notes shall not be entitled to require the Company to redeem, purchase or repay the 5.25% Notes at the option of the holders.

7.	The 5.25% Notes shall be issued in whole or in part in the form of one or more Global Securities substantially in the form attached hereto as Exhibit A; the 5.25% Notes in the form of Global Securities shall be deposited with The Bank of New York, as custodian for The Depositary Trust Company (“DTC”), and registered in the name of DTC’s nominee, Cede & Co.; any such Global Securities shall be exchangeable for Definitive Securities only as provided in Section 2.9 of the Indenture; the 5.25% Notes so issued in definitive form will be in denominations of $1,000 and integral multiples thereof, and will be issued in registered form only, without coupons.

8.	There shall be no premium, upon redemption or otherwise, payable by the Company on the 5.25% Notes.

9.	The 5.25% Notes shall not be issued as Original Issue Discount Securities.

10.	Payments by the Company with respect to the Securities shall be made without deduction or withholding unless the Company is required to withhold or deduct by law or by interpretation or administration thereof by the relevant jurisdiction, political subdivision or taxing authority.

Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Indenture.

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IN WITNESS WHEREOF, each of the undersigned has hereunto signed his name.

March 18, 2003

/s/ Leslie Cadzow
Name:	Leslie Cadzow
Title:	Director

/s/ Richard Varcoe
Name:	Richard Varcoe
Title:	Director